Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 30, 2008 accompanying the consolidated financial statements of Unify Corporation on Form 10-K for the years ended April 30, 2008, 2007, and 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unify Corporation on Forms S-2 (File No. 333-117628, effective July 23, 2004 and File No. 333-124488, effective August 23, 2005) and on Forms S-8 (File No. 333-13203, effective October 1, 1996, File No. 333-61705, effective August 18, 1998, File No. 333-92973, effective December 17, 1999, File No. 333-71814, effective October 18, 2001, File No. 333-98633, effective August 23, 2002, File No. 333-120750, effective November 24, 2004 and File No. 333-149905, effective March 26, 2008).

/s/ GRANT THORNTON LLP
Reno, Nevada
June 30, 2008